Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of RenovaCare, Inc. on Form S-8 (File. No. 333-205576) of our report dated April 12, 2019 with respect to our audit of the consolidated financial statements of RenovaCare, Inc. and Subsidiary as of December 31, 2018 and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K of RenovaCare, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

Melville, NY

April 12, 2019